News Release

Contact: Stewart Yee

Investor Relations

Affirmative Insurance Holdings, Inc.
(972) 728-2117

AFFIRMATIVE INSURANCE HOLDINGS, INC. ANNOUNCES DEFINITIVE AGREEMENT TO BUY AFFIRMATIVE COMMON STOCK
FROM VESTA

ADDISON, Texas (May 19, 2005) – Affirmative Insurance Holdings, Inc. (Nasdaq: AFFM) announced today that it has signed a definitive agreement to purchase 2.0 million shares of Affirmative Insurance Holdings, Inc. (“Affirmative” or the “Company”) common stock currently held by Vesta Insurance Group, Inc. (“Vesta”), at a price of $14.00 per share. The Company expects the transaction to close on or about June 1, 2005, and intends to fund the purchase with a combination of cash on hand and additional debt.

In addition, the terms of the definitive agreement included Vesta’s withdrawal of its March 22, 2005 demand that Affirmative register approximately 3.0 million shares of its common stock. Pursuant to the terms of its original Registration Rights Agreement with Vesta dated July of 2004, the Company is planning to file a shelf registration statement with the Securities and Exchange Commission during the third quarter of 2005 to register the remaining shares of Affirmative held by Vesta.

“In light of the current competitive environment, we took this opportunity to prudently manage our capital structure and repurchase our shares at what we view as a very attractive price,” said Thomas E. Mangold, chief executive officer of Affirmative Insurance Holdings, Inc. “Our financial leverage following the transaction will remain at a level that will allow us to support our growth and pursue additional acquisition opportunities. This transaction is accretive to earnings per share and we believe creates long-term value for our shareholders. The withdrawal of the demand registration allows our management team to more fully focus on the business opportunities in front of us.”

ABOUT AFFIRMATIVE INSURANCE HOLDINGS, INC.
Headquartered in Addison, Texas, Affirmative Insurance Holdings, Inc., is a producer and provider of personal non-standard automobile insurance policies to individual consumers in highly targeted geographic markets. Affirmative currently offers products and services in 11 states, including Texas, Illinois, California and Florida.

Forward-Looking Statements Disclosure
Certain information in this news release and other statements or materials are not historical facts but are forward-looking statements relating to such matters as: assumed future results of the Company’s business; financial condition; liquidity; results of operations; plans; and objectives. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company provides the following cautionary remarks regarding important factors which, among others, could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements. The risks and uncertainties that may affect the operations, performance, results of the Company’s business, and the other matters referred to above include, but are not limited to: general volatility of the non-standard personal automobile and reinsurance markets; the market price of our common stock; changes in business strategy; severe weather conditions; availability, terms and deployment of capital; the degree and nature of competitor product and pricing activity; changes in the non-standard personal automobile insurance industry, interest rates or the general economy; identification and integration of potential acquisitions; claims experience; availability of qualified personnel; and the loss of one or more members of the Company’s management team.

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